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(STRADLEY RONON LOGO)                        STRADLEY RONON STEVENS & YOUNG, LLP
                                                        2600 One Commerce Square
                                                     Philadelphia, PA 19103-7098
                                                          Telephone 215.564.8000
                                                                Fax 215.564.8120
                                                                www.stradley.com

                                                              September 24, 2009

AIM Growth Series
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173

          Re:  AIM Growth Series
               Registration Statement on Form N-1A

Ladies and Gentlemen:

     We have acted as counsel to AIM Growth Series, a statutory trust organized under the laws of the State of Delaware (the "Trust") and registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, series management investment company.

     This opinion is given in connection with the filing by the Trust of Post-Effective Amendment No. 77 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 73 to such Registration Statement under the 1940 Act (collectively, the "Registration Statement"), relating to, among other matters, the registration of an indefinite number of Class S shares of beneficial interest, par value $0.01 per share (the "Class S Shares"), of AIM Conservative Allocation Fund, AIM Moderate Allocation Fund and AIM Growth Allocation Fund (each a "Fund" and collectively, the "Funds").

     In connection with giving this opinion, we have examined copies of the Trust's Amended and Restated Certificate of Trust, as filed with the Secretary of State of Delaware, Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), Amended and Restated Bylaws of the Trust, as amended (the "Bylaws"), resolutions of the Board of Trustees of the Trust adopted by unanimous consent on July 15 , 2009 (the "Resolutions"), and a Good Standing Certificate dated September 23, 2009, from the Secretary of State of the Delaware, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

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AIM Growth Series
September 24, 2009
Page 2


     We have assumed the following for purposes of this opinion:

          a) The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware.

          b) The provisions of the Trust Agreement and the Bylaws relating to the issuance of the Class S Shares will not be modified or eliminated.

          c) The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Class S Shares.

          d) The Class S Shares will be issued in accordance with the Trust Agreement, the Bylaws and the Resolutions.

          e) The registration of an indefinite number of the Class S Shares will remain effective.

          f) Each of the Class S Shares will be sold for the consideration described in the then current prospectus and statement of additional information of the Funds and the consideration received by the Trust will in each event be at least equal to the net asset value per share of such Class S Shares.

     Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

     Based on and subject to the foregoing, we are of the opinion that the Class S Shares have been duly authorized and, when sold, issued and paid for as described in the then current prospectuses and statements of additional information for the Funds, will be validly issued, fully paid and nonassessable.

     We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or "blue sky" laws of the State of Delaware.

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AIM Growth Series
September 24, 2009
Page 3


     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption "Investment Advisory and Other Services - Other Service Providers - Counsel to the Trust" in the Statement of Additional Information for the Funds, which is included in the Registration Statement.

                                      Very truly yours,

                                      STRADLEY RONON STEVENS & YOUNG, LLP


                                      By: /s/ E. Carolan Berkley
                                          --------------------------------------
                                          E. Carolan Berkley, a Partner